Exhibit 10.4

To: Mr. Manfredo Bucciol

[*****]

(the “Dirigente”)

Re: Permanent Employment Agreement (hereinafter “Permanent .Employment Agreement’’)

Dear Mr. Bucciol.

Following the agreements reached, we are pleased to confirm your employment with AleAnna Italia SpA, with registered office in Matera, via XX Settembre 45 (hereinafter the “Company”), under the following conditions.

CCNL applied:	National Collective Labor Agreement for Industry Managers, signed by Confindustria e Federmanager (hereinafter “CCNL”).

Effective date and duration:	Permanent contract, with effect from March 1, 2026.

Classification:	Manager.

Role and duties:	Corporate Controller.

Place of work:	The place of work will be at the offices of the Company in Milan, or at your home office from time to time as may be the case; in order to carry out your duties, you may be required to travel outside your workplace, in Italy and abroad.

Working hours:	Due to the qualification and the duties exercised, you will not be subject to any constraints or time limits.

Fixed salary:	Your gross annual salary is € 150.000,00 (euro one hundred fifty thousand/00), paid in thirteen (13) deferred months. The portion exceeding the minimum envisaged by the CCNL is to be understood as the super minimum that can be absorbed.

Expenses:	The Company shall reimburse you for all out-of-pocket expenses incurred by you which are specifically related to your Role and Duties and fall under the guidelines of the company’s expenses policy.

Short Term Incentive Plan:	You will be eligible to participate in a Short-Term Incentive Plan based on individual and/or Group objectives, in line with the Company’s remuneration policy. The target annual bonus (100% achievement) is 25% of your gross annual base salary.

Medium/Long Term Incentive Plan:

You will be eligible to participate in a Long-Term Incentive Plan, subject to terms to be defined separately.

It is hereby agreed that, given the exceptional nature of the una tantum amount of the M/LTIP. the amounts eventually paid will not have any effect on. and will not be considered as part of. the direct and non-direct salaries.

Holiday:	You will be entitled to 35 days of yearly holidays, as provided by art. 7 of the CCNL.

Notice:	Termination shall be governed by the applicable CCNL for Executives, as in force at the time of termination.

Fringe benefits:	You will have a Company car of your choice, through a long-term rental contract in the Company’s name, with a monthly fee of up to € 1.250 + VAT. You will have a Company mobile phone at your disposal: the related expenses will be charges to be borne by the Company in accordance with the provisions of the Company’s policy on the matter. You will also have assigned a Personal Laptop.

Insurance protections:

●     Health Insurance through FASI in the amount stipulated by the CCNL;

●     Additional Health Insurance through Assidim for expenses in excess of FASI coverage;

●     Permanent disability and death insurance due to disease, and due to professional or extra

●      professional injuries, in accordance with the CCNL;

●     Directors and Officers Insurance.

Additional Health Insurance for expenses in excess of FASI coverage, Permanent disability and death insurance due to disease, and due to professional or extra professional injuries and Directors and Officers Insurance will be provided by executing specific contracts with primary insurance companies active in the Italian market.

Social security protections:	The Company, in relation to your contribution position, undertakes to pay Previndai contribution in accordance with the CCNL. The mandatory contributions will be paid to INPS and INA1L

Non-Solicitation obligations:

Without prejudice to the obligations of fidelity and confidentiality established by the law and the contract, you acknowledge that the activity carried out by the Company requires particular confidentiality. You shall not for a period of two (2) years after the Date of Termination, for whatever reason, directly or indirectly through any Person, agent, employee or representative:

●	hire, engage or take away or attempt to hire, engage or take away or otherwise interfere with any Person employed or contracted by the Company (whether as a director, officer, employee, servant, agent, Contractor or representative);

●	solicit, interfere with or endeavour to direct or entice away any customer, client or any Person, firm or Company dealing with the Company;

●	take any action in furtherance of any of the foregoing, whether for or on your behalf or for any entity in which you shall have a direct or indirect interest (or any Affiliate or Associate of any such entity) whether as a proprietor, partner, co-venturer, financier, investor or shareholder, director, officer, employer, employee, agent, representative or otherwise.

For anything not provided for in this Agreement, the provisions of the law and the CCNL shall apply.

Please return this signed confirmation and full acceptance of its content to us.

November 24, 2025

/s/ Marco Brun
Marco Brun
Chief Executive Officer

/s/ Manfredo Bucciol
Manfredo Bucciol